Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Brien Gately
Financial Relations Board
312-640-6757
bgately@frbir.com

COBRA ELECTRONICS REPORTS THIRD QUARTER RESULTS

Net Income Increases Due to Improved Sales, Gross Margins and Tax Benefit

CHICAGO, IL – OCTOBER 24, 2007 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported an increase in sales of 10.5 percent, to $39.3 million for its third quarter ended September 30, 2007 from $35.5 million in the 2006 third quarter. Net income for the 2007 quarter increased to $404,000, or $0.06 per fully diluted share, from $373,000, or $0.06 per fully diluted share, last year. The increase in sales was accompanied by an increase in the company’s gross margin, which improved to 24.8 percent from 19.8 percent in the prior year. Offsetting these improvements in sales and gross profits and contributing to a decline in operating income were increased selling, general and administrative expenses, primarily higher variable selling expenses and professional fees for the Cobra segment, as well as the expenses of Performance Products Limited (“PPL”), which were not included in the prior year’s results. The company reported a significant tax benefit for its PPL segment, due to the effect on deferred taxes of a pending reduction in the UK corporate tax rate, which resulted in accretive earnings for this recent acquisition and higher net income for the company as compared to the third quarter of last year.

“The results of the third quarter offer cause for both optimism and concern to Cobra’s management and shareholders. We are encouraged by our improvements in sales and gross margins as compared to last year, as well as accretive results for PPL. However, we acknowledge that this was a challenging quarter for Cobra and we did not meet our own expectations for both sales and earnings,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Sales for the Cobra segment were essentially flat with those of last year, increasing to $35.7 million from $35.5 million, as strong increases in domestic and international sales of radar detection and Citizens Band radios were offset by declines in two-way radios and mobile navigation products. Sales for the PPL segment, which were not included in last year’s results, also were below expectations, as strong sales of GPS locator products were offset by

Cobra Third Quarter Results –   2

disappointing sales of mobile navigation products due to delays in product development and manufacturing. We are also concerned by the increase in selling, general and administrative expenses and we are taking actions to curtail further increases and implement cost savings strategies, where appropriate.”

A closer examination of Cobra’s key product lines provides insights into the results for the quarter:

•

Cobra remains the leader in worldwide two-way radio sales, despite the decline in sales this past quarter. The decline represents both a lesser emphasis on the category by retailers, as well as continued price deflation. In spite of the lower selling prices, Cobra improved its gross margins in this product line in the third quarter by more than 4 points, in part through improved vendor performance and lower airfreight. On a year-to-date basis, two-way radio sales are down by approximately 9.5 percent, with North American sales declines being offset, in part, by growth in Europe.

•

Radar detection sales for Cobra remain strong – both in the U.S. and in Europe. Third quarter sales in the U.S. increased by 15 percent over sales in the prior year and sales to international customers increased fourfold over the prior year. Cobra is particularly encouraged by the response to its newest product entries in this line, the R7G and R9G. These innovative remote radar detectors, with the higher-end units featuring GPS-based speed camera location capabilities, have only begun shipping recently and broad acceptance is expected to contribute to the company’s results for the balance of this year. On a year-to-date basis, global radar detection sales have increased by nearly 21 percent as compared to last year.

•

Worldwide Citizens Band radio sales increased 25.1 percent in the third quarter, led by a 61.9 percent increase in Europe and a 23.7 percent increase in the U.S. On a year-to-date basis, Citizens Band radio sales have increased by more than 14 percent as compared to last year.

Although Cobra experienced a significant decline in mobile navigation sales, the company’s results reflect initial shipments of the newest product in the line, the NAV ONETM 5000, with a five-inch touch screen for easy viewing, as well as continued national distribution of the NAV ONE 2100. “While it is too early to measure the performance of the NAV ONE 5000, we anticipate that the large-screen format will capture the attention of consumers, particularly those who have found it difficult to easily view the more common 3.5-inch screens. Combining this ‘at-a-glance’ readability with the intuitive Cobra user interface should lead to strong demand and sell-through for this newest Cobra product,” said Mr. Bazet.

Cobra also reported improved gross margins in the third quarter of 2007 as compared to the prior year. On a consolidated basis, Cobra’s gross margin increased to 24.8 percent from 19.8 percent in the prior year’s period. This reflected an improvement in gross margins in the Cobra reporting segment to 23.2 percent from 19.8 percent, as well as a 40.6 percent gross margin for the Performance Products reporting segment. In commenting on the increase in gross margins, Mr. Bazet said, “We are pleased with the progress Cobra has made in the most recent quarter to improve gross margins. Each of our legacy categories of two-way radios, radar detection and Citizens Band radios showed an increase in margins, due to better control of airfreight and a mix

Cobra Third Quarter Results –   3

of higher margin products. However, we remain concerned by poor gross margins on mobile navigation products, which reflect continued high return rates amid declining prices. In response, Cobra had to write down the value of certain older inventory of mobile navigation products to market prices.”

Selling, general and administrative expenses increased to $9.7 million in the third quarter from $6.9 million in the prior year. This increase in expenses is attributable, in part, to the expenses of the PPL reporting segment, with $1.4 million of operating expenses. Additionally, Cobra had higher selling expenses as certain customers with large variable sales programs accounted for a higher proportion of sales in the third quarter as compared to last year. Finally, Cobra incurred higher professional fees in the most recent quarter, including fees for assistance with Sarbanes-Oxley compliance efforts and legal services.

Cobra received a significant tax benefit in the third quarter due to the effect on deferred taxes of a pending reduction in the UK corporate tax rate and the reversal of a valuation allowance for net operating loss carry forwards as the company’s European sales subsidiary, Cobra Electronics Europe Limited, achieved sustained profitability.

Cobra maintained its strong balance sheet position during the third quarter. The company had interest-bearing debt of $19.7 million and cash of $1.5 million as of September 30, 2007. Inventory at the end of the third quarter increased to $37.0 million, including $3.9 million of inventory at PPL, from $33.2 million the prior year, which did not include PPL. Accounts receivable at the end of the quarter decreased slightly to $21.1 million, including $1.3 million at Performance Products, from $23.8 million one year earlier. Net book value per share as of September 30, 2007 increased to $10.56 from $10.53 one year earlier.

Mr. Bazet also provided the company’s outlook for the fourth quarter of 2007. “Cobra is forecasting a decline in both revenue and net income for the fourth quarter of 2007. Continued competitive pressures in the mobile navigation business are likely to cause a decline in both sales and margins in the fourth quarter as compared to last year. Additionally, we are concerned that the overall retail climate may lead to margin pressures as retailers look to their vendors for assistance to generate store traffic and accelerate sales.” Mr. Bazet went on to discuss the outlook for the mobile navigation business in light of the pending acquisitions of both TeleAtlas and Navteq. “We are anticipating that these content providers to the mobile navigation industry will provide certain competitive advantages to their new parent companies, namely TomTom and Nokia. While we have not yet reached any conclusions as to how this might impact Cobra’s ability to compete and earn an acceptable return on capital in mobile navigation, it is only prudent that management and the Board of Directors track these matters closely and formulate a strategy that serves our shareholders in light of these events.”

Cobra will be conducting a conference call on October 24, 2007 at 11:00 a.m. EDT to discuss third quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

Cobra Third Quarter Results –   4

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the mobile navigation and marine markets. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Third Quarter Results –   5

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Net sales	$39,283	$35,548	$110,534	$100,441
Cost of sales	29,550	28,511	84,333	84,209

Gross profit	9,733	7,037	26,201	16,232
Selling, general and administrative expense	9,716	6,850	28,384	21,555

Earnings (loss) from operations	17	187	(2,183)	(5,323)
Other income (expense):
Interest expense	(419)	(25)	(1,149)	(84)
Other, net	212	222	827	85

(Loss) earnings before taxes	(190)	384	(2,505)	(5,322)
Tax (benefit) provision	(596)	11	(1,768)	(1,881)
Minority interest	(2)	0	(13)	0

Net earnings (loss)	$404	$373	$(750)	$(3,441)

Net earnings (loss) per common share:
Basic	$0.06	$0.06	$(0.12)	$(0.53)
Diluted	$0.06	$0.06	$(0.12)	$(0.53)

Weighted average shares outstanding:
Basic	6,469	6,489	6,454	6,489
Diluted	6,576	6,677	6,454	6,489

Cobra Third Quarter Results –   6

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30, 2007	December 31, 2006	September 30, 2006
ASSETS:
Current assets:
Cash	$1,492	$1,878	$2,485
Accounts receivable, net	21,065	28,320	23,785
Inventories, net	36,986	29,039	33,189
Other current assets	15,853	14,006	13,422

Total current assets	75,396	73,243	72,881

Net property, plant and equipment	7,300	7,625	6,487

Total other assets	35,921	35,890	12,383

Total assets	$118,617	$116,758	$91,751

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$8,415	$6,097	$9,182
Accrued liabilities	9,629	11,944	6,678
Short-term debt	1,490	1,060	0

Total current liabilities	19,534	19,101	15,860

Non-current liabilities:
Long-term debt	18,206	15,614	0
Deferred taxes	5,213	5,337	1,587
Deferred compensation	6,339	5,858	5,579
Other long-term liabilities	960	1,075	374

Total non-current liabilities	30,718	27,884	7,540

Minority interest	13	4	0

Total shareholders’ equity	68,352	69,769	68,351

Total liabilities and shareholders’ equity	$118,617	$116,758	$91,751